Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 25, 2023 relating to the financial statements of Lung Therapeutics, Inc., appearing in the Current Report on Form 8-K/A of Aileron Therapeutics, Inc. filed on January 11, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Morristown, NJ

January 29, 2024